Exhibit 10.12

December 19, 2022

Biolife Solutions

3505/3507 Edison Way

Menlo Park, CA, 94025

Re: Rent increases for 2023 for suites 3505/3507

Greetings Biolife Solutions Team,

Based on the latest executed lease extension clause 6, it was agreed upon to have a 6% rental rate increase for the 2023 year. There was an option to increase the common area, however, Edison Technology Park has decided to keep the common area cost as is, even though the cost to ETP has increased for all utilities.

The new rental rates for your suites are as follows:

3505/3507 Edison Way Rental rate increase for the months of January 1, 2023 thru December 31, 2023	Total Sq Ft	Cost / sq. ft.	Total Cost
Based on lease extension clause 6- Base rent increase of 6% ($.21/sq.ft.) from latest payment rate of $ 3.50 / sq. ft. for a new rate of $ 3.71 / sq. ft.	3460	$3.71	$12,836.60
Common area remains unchanged from current rate of $ .17/ sq. ft.	3460	$0.17	$588.20
Until 2022 True up is complete, the monthly estimated electrical charge will remain unchanged			$660.00
Total monthly charges			$14,084.80

We will send out new January invoices to reflect the new rental rates. We appreciate your longstanding commitment to Edison Technology Park, and we wish your company the best in 2023. If you have any questions, please do not hesitate to reach out.